Exhibit 99.1

Inverness Medical Innovations Agrees to Sell 3,400,000 Shares of Common Stock
February 7, 2006

Waltham, Massachusetts — Inverness Medical Innovations, Inc. (AMEX: IMA) announced today that it has entered into definitive agreements with funds affiliated with 14 accredited institutional investors to sell 3,400,000 shares of its common stock, .001 par value per share, in a private placement.  The shares will be sold at $24.41 per share, a 7% discount off of the closing price of Inverness’ common stock on February 2, 2006, the date of pricing. Inverness intends to use the proceeds for general corporate purposes including future acquisitions. The transaction is expected to close this week.

The shares being sold have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Inverness Medical Innovations is a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics. Inverness is headquartered in Waltham, Massachusetts.